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                                  PERKINS COIE
                A Law Partnership Including Professional Corporations
            1201 Third Avenue, 40th Floor - Seattle, Washington 98101-3099
                   Telephone: (206) 583-8888 Facsimile: (206) 583-8500

                                  May 15, 1995



Puget Sound Power & Light Company
One Bellevue Center Bldg.
411 108th Avenue NE
Bellevue, WA  98004-5515

     RE:  PUGET POWER CONSERVATION GRANTOR TRUST 1995-1

Gentlemen and Ladies:

     We have acted as counsel to Puget Sound Power & Light Company (the "Company") in connection with the formation of the Puget Power Conservation Grantor Trust 1995-1 (the "Trust"), the authorization and issuance by the Trust of up to $202,300,000 principal amount of ____% Conservation Pass-Through Certificates, Series 1995-1 (the "Certificates") pursuant to a Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") between the Company and Chemical Bank, as Trustee (the "Trustee"), and the preparation and filing of a registration statement on Form S-1 (File No. 33-87784) under the Securities Act of 1933, as amended (the "1933 Act"), which you have filed with the Securities and Exchange Commission with respect to the Certificates (the "Registration Statement"). We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

     Based upon the foregoing, we are of the opinion that upon the happening of the following events:

     (a) the filing of any amendments to the Registration Statement and the effectiveness of the Registration Statement;

     (b) due action by the Company's Board of Directors or a committee thereof authorizing the transactions contemplated by the Pooling and Servicing Agreement;

     (c) due execution and delivery of the Pooling and Servicing Agreement by the Company and the Trustee;

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Puget Sound Power & Light Company
May 15, 1995
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     (d)  due action by the Washington Utility and Transportation Commission
          approving the transactions contemplated by the Pooling and Servicing Agreement, including the issuance and sale of the Certificates;

     (e) compliance with the terms of the Pooling and Servicing Agreement with respect to the creation, authentication and delivery of the Certificates; and

     (f) the sale of the Certificates as contemplated by the Registration Statement;

the Certificates will constitute in the hands of the holders thereof valid and binding obligations of the Trust in accordance with the terms of the Pooling and Servicing Agreement.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters." In giving such consent, we do not thereby admit we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                        Very truly yours,


                                        PERKINS COIE